Exhibit 3.3

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER OPERATING, L.P.

i

ii

iii

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

ENERGY TRANSFER OPERATING, L.P.

(KNOWN UNTIL IMMEDIATELY FOLLOWING THE EFFECTIVE TIME

AS ENERGY TRANSFER PARTNERS, L.P.)

This FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENERGY TRANSFER OPERATING, L.P. (known until immediately following the Effective Time as Energy Transfer Partners, L.P.), dated as of October 19, 2018, is entered into by and among Energy Transfer Partners GP, L.P., a Delaware limited partnership, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

RECITALS

A.    The General Partner and the limited partners of the Partnership previously entered into that certain Fourth Amended and Restated Agreement of the Limited Partnership of the Partnership, dated as of April 28, 2017, as amended by Amendment No. 1 thereto, dated as of November 16, 2017, Amendment No. 2 thereto dated as of April 25, 2018, Amendment No. 3 thereto dated as of July 23, 2018 and Amendment No. 4 thereto dated as of October 19, 2018 (as so amended, the “Previous Agreement”).

B.    On the date hereof, pursuant to that certain Agreement and Plan of Merger, dated as of August 1, 2018, by and among LE GP, LLC, a Delaware limited liability company and the general partner of ETE, ETE, Streamline Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of ETE (“ETE Merger Sub”), the Partnership and Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of the General Partner (the “General Partner GP”) (the “ETP-ETE Merger Agreement”), upon the consummation of the Pre-Closing Transactions (as defined in the ETP-ETE Merger Agreement), (i) ETE Merger Sub merged with and into the Partnership, with the Partnership surviving the merger as a subsidiary of ETE, (ii) certain limited partner interests in the Partnership were converted into the right to receive limited partner interests in ETE and (iii) 100% of the equity interests of the General Partner GP continue to be owned by ETE and 100% of the equity interests of the General Partner continue to be owned by ETE and the General Partner GP, in each case in accordance with, and with the terms specified in, the ETP-ETE Merger Agreement (collectively, the “ETP-ETE Merger”).

C.    Effective as of the effective time of the ETP-ETE Merger, the General Partner changed the name of the Partnership from “Energy Transfer Partners, L.P.” to “Energy Transfer Operating, L.P.” pursuant to a Certificate of Merger of ETE Merger Sub with and into the Partnership (the “Certificate of Merger”), filed with the Secretary of State of the State of Delaware to effect the ETP-ETE Merger and the change of the Partnership’s name from “Energy Transfer Partners, L.P.” to “Energy Transfer Operating, L.P.”

D.    Pursuant to Section 13.1 of the Previous Agreement, the General Partner has the authority to adopt certain amendments to the Previous Agreement without the approval of any Partner or Assignee to reflect, among other things, a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

E.    The General Partner has adopted this Agreement pursuant to Section 13.1 of the Previous Agreement after having determined that the changes to the Previous Agreement effected by the adoption of this Agreement do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, in consideration of the covenants and agreements made herein, the Previous Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d)(i) or 5.4(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.4(d)(i), in both cases as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall use such method as it determines to be reasonable and appropriate to allocate the aggregate Agreed Value of Adjusted Properties or Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each such property.

“Agreement” means this Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time.

“Arrears” means, (a) with respect to the Series A Distributions, the full cumulative Series A Distributions through the most recent Series A Distribution Payment Date that have not been paid on all Outstanding Series A Preferred Units, (b) with respect to the Series B Distributions, the full cumulative Series B Distributions through the most recent Series B Distribution Payment Date that have not been paid on all Outstanding Series B Preferred Units,

(c) with respect to the Series C Distributions, the full cumulative Series C Distributions through the most recent Series C Distribution Payment Date that have not been paid on all Outstanding Series C Preferred Units, and (d) with respect to the Series D Distributions, the full cumulative Series D Distributions through the most recent Series D Distribution Payment Date that have not been paid on all Outstanding Series D Preferred Units.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)    the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)    the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for Series A Distributions, (iv) provide funds for Series B Distributions, (v) provide funds for Series C Distributions or (vi) provide funds for Series D Distributions; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns,” “beneficially owning” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means with respect to the General Partner, its board of directors or board of managers if the General Partner is a corporation or limited liability company, or, if the General Partner is a limited partnership and its general partner is a corporation or limited liability company, the board of directors or board of managers of the general partner of the General Partner.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas or New York shall not be regarded as a Business Day.

“Calculation Agent” means the financial institution that will be appointed by the General Partner prior to the Series A Floating Rate Period, Series B Floating Rate Period, Series C Floating Rate Period or Series D Floating Rate Period to act in its capacity as calculation agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units and the Series D Preferred Units, as applicable, and its successors and assigns or any other calculation agent appointed by the General Partner. For the avoidance of doubt, the Partnership and its affiliates shall not be appointed by the General Partner to act as calculation agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units or the Series D Preferred Units.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest was the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or any payment made by the General Partner to the Partnership described in Section 5.2(a).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.4(d)(i) and 5.4(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Certificate” means a certificate (a) substantially in the form of Exhibit A to this Agreement, (b) issued in global form in accordance with the rules and regulations of the Depositary or (c) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Certificate of Merger” has the meaning assigned to such term in the Recitals.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).

“Class E Percentage” with respect to the Class E Units for any date of determination shall equal the relative unit percentage of the Class E Units as determined based on the number of Class E Units Outstanding divided by the total number of Units Outstanding (in each case, treating all Class E Units held by any Group Member as Outstanding, notwithstanding Section 7.11).

“Class E Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class E Units in this Agreement.

“Class G Percentage” with respect to the Class G Units for any date of determination, shall equal the percentage determined by multiplying (a) twenty-six percent (26%) by (b) the quotient obtained by dividing (i) the number of Class G Units Outstanding on such date, by (ii) 90,706,000; provided that in the event the Partnership issues additional Class G Units in the future, the General Partner may increase the Class G Percentage to reflect the issuance of the additional Class G Units.

“Class G Issue Price” means $50.00.

“Class G Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class G Units in this Agreement.

“Class K Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class K Units in this Agreement.

“Class K Unit Distribution Rate” means an amount per Class K Unit equal to 7.50% per annum (1.875% per Quarter), of the Class K Unit Issue Price.

“Class K Unit Issuance Date” means April 28, 2017.

“Class K Unit Issue Price” means $35.88.

“Class K Unit Quarterly Distribution” has the meaning set forth in Section 5.10(b)(iii)(B).

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit or a Series D Preferred Unit.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed of entirely two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors (other than members of the Board of Directors of the General Partner) or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed for trading, or if the Common Units are not listed for trading, the National Securities Exchange, if any, on which any other class of Partnership Securities is listed for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution Agreement dated June 29, 2011 and effective July 1, 2011 among Sunoco R&M, the General Partner, the Partnership and certain subsidiaries of the Partnership.

“Conversion Unit” has the meaning assigned to such term in Section 6.1(d)(xii).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(x).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Designated Individual” has the meaning assigned to such term in Section 9.3.

“Distribution Determination Date” means the second London Business Day prior to the beginning of the applicable distribution period.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” means the Effective Time (as defined in the ETP-ETE Merger Agreement).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Equity Credit” means the dollar amount or percentage in relation to the stated liquidation preference amount of (a) $1,000 per Series A Preferred Unit, (b) $1,000 per Series B Preferred Unit, (c) $25.00 per Series C Preferred Unit or (d) $25.00 per Series D Preferred Unit assigned to the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units or Series D Preferred Units, as applicable, as equity, rather than debt, by a rating agency in evaluating the capital structure of the Partnership.

“ETE” means (a) prior to the ETP-ETE merger, Energy Transfer Equity, L.P., a Delaware limited partnership, and (b) following the ETP-ETE Merger, Energy Transfer, LP, a Delaware limited partnership.

“ETE Merger Sub” has the meaning assigned to such term in the Recitals.

“ETP Holdco” means ETP Holdco Corporation, a Delaware corporation.

“ETP Holdco Distributions” has the meaning assigned to such term in Section 5.9(b)(iii)(A).

“ETP Holdco Items” has the meaning assigned to such term in Section 5.9(b)(ii)(A).

“ETP-ETE Merger” has the meaning assigned to such term in the Recitals.

“ETP-ETE Merger Agreement” has the meaning assigned to such term in the Recitals.

“ETP-SXL Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 20, 2016 among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners, L.P., Sunoco Partners LLC and, solely for purposes of Sections 1.1(a), 1.1(b) and Article VIII therein, ETE, as amended by those certain Joinder Agreements dated as of November 22, 2016 by each of ETP Acquisition Sub, LLC, a Delaware limited liability company, and SXL Acquisition Sub LLC, a Delaware limited liability company, as further amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of December 16, 2016 among Energy Transfer Partners, L.P., Sunoco Logistics Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Partners LLC, SXL Acquisition Sub LLC, SXL Acquisition Sub LP, and, solely for purposes of Sections 1.1(b), 5.4(a), 5.16(a) and Article VIII therein, ETE.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“General Partner” means, (a) at the execution of this Agreement, Energy Transfer Partners GP, L.P, a Delaware limited partnership, and its successors and permitted assigns as general partner of the Partnership and (b) when used in reference to the general partner of the Partnership prior to November 20, 2016, Sunoco Partners LLC.

“General Partner GP” has the meaning assigned to such term in the Recitals.

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not have any rights to profits, losses or to receive any distributions from operations or the liquidation of the Partnership.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, fiduciary or trustee of any Group Member, the General Partner (including Sunoco Partners LLC prior to the closing of the transactions contemplated by the ETP-SXL Merger Agreement) or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, (e) the Partnership Representative and the Designated Individual, (g) any Person who is or was serving at the request of the General Partner or any

Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (h) any Person that the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Indenture” means that certain Indenture, dated as of February 7, 2002, among the Partnership, the Operating Partnership, Sun Partners Marketing & Terminals L.P., Sunoco Pipeline L.P. and First Union National Bank, as trustee.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the General Partner and the Underwriters, in each case when they were admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, and each Additional Limited Partner or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class E Units, Class G Units, Class K Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act or the Nasdaq Stock Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for

such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.4(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.4(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.8.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b)(i)(A), Section 6.2(b)(ii)(A) and Section 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among Sunoco, Inc., Sunoco R&M, Sunoco Partners LLC, the Partnership, the Operating Partnership and certain other parties.

“Operating Partnership” means Sunoco Logistics Partners Operations L.P., a Delaware limited partnership, and any successors thereto.

“Operating Partnership Agreement” means the Amended and Restated Partnership Agreement of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Organizational Limited Partner” means Sun Pipe Line Company of Delaware in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iii) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (a) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (b) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (a); provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (c) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner, (d) to any Series A Holder in connection with any vote, consent or approval of the Series A Holders pursuant to Section 5.11(b)(iii), (e) to any Series B Holder in connection with any vote, consent or approval of the Series B Holders pursuant to Section 5.12(b)(iii), (f) to any Series C Holder in connection with any vote, consent or approval of the Series C Holders pursuant to Section 5.13(b)(iii), or (g) to any Series D Holder in connection with any vote, consent or approval of the Series D Holders pursuant to Section 5.14(b)(iii).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Energy Transfer Operating, L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership, the Operating Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Liabilities” means all liabilities or obligations of any nature, whether accrued, contingent or otherwise, of the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Representative” has the meaning assigned to such term in Section 9.3.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership).

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units and the Series D Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units or the Series D Preferred Units, the General Partner shall act in such capacity.

“Percentage Interest” means as of any date of determination (a) as to any holder of a Common Unit or Assignee holding Common Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.5, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest and with respect to a Class K Unit, a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit and a Series D Preferred Unit shall at all times be zero. The Percentage Interest for the Class E Units shall be the Class E Percentage and the Percentage Interest for the Class G Units shall be the Class G Percentage.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Pipelines and Terminals Storage and Throughput Agreement” means that certain Pipelines and Terminals Storage and Throughput Agreement, dated as of the Closing Date, among Sunoco R&M and Sunoco Pipeline L.P.

“Previous Agreement” has the meaning assigned to such term in the Recitals.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all such designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests, (c) solely when modifying Series A Holders, apportioned equally among all Series A Holders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Holder, (d) solely when modifying Series B Holders, apportioned equally among all Series B Holders in accordance with the relative number or percentage of Series B Preferred Units held by each such Series B Holder, (e) solely when modifying Series C Holders, apportioned equally among all Series C Holders in accordance with the relative number or percentage of Series C Preferred Units held by each such Series C Holder and (f) solely when modifying Series D Holders, apportioned equally among all Series D Holders in accordance with the relative number or percentage of Series D Preferred Units held by each such Series D Holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.

“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act) that publishes a rating for the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-71968) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Repurchase Agreement” means that certain Repurchase Agreement, dated as of January 26, 2010, by and between the Partnership and Sunoco Partners, LLC.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Restricted Activities” has the meaning assigned to such term in the Omnibus Agreement.

“Retained Assets” means the pipeline, terminal and other logistics assets and investments owned by Sunoco, Inc. and its affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, Mid-Valley Pipeline Company, West Texas Gulf Pipeline Company, the Mesa pipeline and Inland Corporation; provided, however, that the term “Retained Assets” shall not include any pipeline, terminal or other logistics assets or investments that are sold, transferred or otherwise disposed of after the date of this Agreement to a Person that is not an Affiliate of Sunoco, Inc.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Base Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $1,000 per unit.

“Series A Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series A Preferred Units, as such criteria are in effect as of the Series A Original Issue Date.

“Series A Distribution Payment Date” means (a) during the Series A Fixed Rate Period, the 15th day of each February and August of each year and (b) during the Series A Floating Rate Period, the 15th day of February, May, August and November of each year; provided however, that if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series A Distribution Period” means a period of time from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Original Issue Date), to, but excluding, the next Series A Distribution Payment Date for such Series A Distribution Period.

“Series A Distribution Rate” means an annual rate equal to (a) during the Series A Fixed Rate Period, 6.250% of the Series A Liquidation Preference and (b) during the Series A Floating Rate Period, a percentage of the Series A Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series A LIBOR Determination Date, and (ii) 4.028%.

“Series A Distribution Record Date” has the meaning given such term in Section 5.11(b)(ii)(B).

“Series A Distributions” means distributions with respect to Series A Preferred Units pursuant to Section 5.11(b)(ii).

“Series A Fixed Rate Period” means the period from and including the Series A Original Issue Date to, but excluding, February 15, 2023.

“Series A Floating Rate Period” means the period from and including February 15, 2023 and thereafter until such time as all of the Outstanding Series A Preferred Units are redeemed in accordance with Section 5.11(b)(iv).

“Series A Holder” means a Record Holder of Series A Preferred Units.

“Series A Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units, Class E Units, Class G Units, Class K Units and the General Partner Interest, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series A Distribution Period.

“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $1,000 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series A Preferred Units), which liquidation preference shall be subject to increase by the per Series A Preferred Unit amount of any accumulated and unpaid Series A Distributions (whether or not such distributions shall have been declared).

“Series A Original Issue Date” means November 16, 2017.

“Series A Parity Securities” means the Series B Preferred Units and any class or series of Partnership Interests established after the Series A Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series A Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series A Preferred Units” has the meaning given such term in Section 5.11(a).

“Series A Rating Event” means a change by any Rating Agency to the Series A Current Criteria, which change results in (a) any shortening of the length of time for which the Series A Current Criteria are scheduled to be in effect with respect to the Series A Preferred Units or (b) a lower Equity Credit being given to the Series A Preferred Units than the Equity Credit that would have been assigned to the Series A Preferred Units by such Rating Agency pursuant to its Series A Current Criteria.

“Series A Redemption Date” has the meaning given such term in Section 5.11(b)(iv)(A).

“Series A Redemption Notice” has the meaning given such term in Section 5.11(b)(iv)(B).

“Series A Redemption Price” has the meaning given such term in Section 5.11(b)(iv)(A).

“Series A Senior Securities” means any class or series of Partnership Interests established after the Series A Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series B Base Liquidation Preference” means a liquidation preference for each Series B Preferred Unit initially equal to $1,000 per unit.

“Series B Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series B Preferred Units, as such criteria are in effect as of the Series B Original Issue Date.

“Series B Distribution Payment Date” means (a) during the Series B Fixed Rate Period, the 15th day of each February and August of each year and (b) during the Series B Floating Rate Period, the 15th day of February, May, August and November of each year; provided however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series B Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series B Distribution Period” means a period of time from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to, but excluding, the next Series B Distribution Payment Date for such Series B Distribution Period.

“Series B Distribution Rate” means an annual rate equal to (a) during the Series B Fixed Rate Period, 6.625% of the Series B Liquidation Preference and (b) during the Series B Floating Rate Period, a percentage of the Series B Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series B LIBOR Determination Date, and (ii) 4.155%.

“Series B Distribution Record Date” has the meaning given such term in Section 5.12(b)(ii)(B).

“Series B Distributions” means distributions with respect to Series B Preferred Units pursuant to Section 5.12(b)(ii).

“Series B Fixed Rate Period” means the period from and including the Series B Original Issue Date to, but excluding, February 15, 2028.

“Series B Floating Rate Period” means the period from and including February 15, 2028 and thereafter until such time as all of the Outstanding Series B Preferred Units are redeemed in accordance with Section 5.12(b)(iv).

“Series B Holder” means a Record Holder of Series B Preferred Units.

“Series B Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series B Preferred Units, including but not limited to Common Units, Class E Units, Class G Units, Class K Units and the General Partner Interest, but excluding any Series B Parity Securities and Series B Senior Securities.

“Series B LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series B Distribution Period.

“Series B Liquidation Preference” means a liquidation preference for each Series B Preferred Unit initially equal to $1,000 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series B Preferred Units), which liquidation preference shall be subject to increase by the per Series B Preferred Unit amount of any accumulated and unpaid Series B Distributions (whether or not such distributions shall have been declared).

“Series B Original Issue Date” means November 16, 2017.

“Series B Parity Securities” means the Series A Preferred Units and any class or series of Partnership Interests established after the Series B Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series B Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series B Preferred Units” has the meaning given such term in Section 5.12(a).

“Series B Rating Event” means a change by any Rating Agency to the Series B Current Criteria, which change results in (a) any shortening of the length of time for which the Series B Current Criteria are scheduled to be in effect with respect to the Series B Preferred Units or (b) a lower Equity Credit being given to the Series B Preferred Units than the Equity Credit that would have been assigned to the Series B Preferred Units by such Rating Agency pursuant to its Series B Current Criteria.

“Series B Redemption Date” has the meaning given such term in Section 5.12(b)(iv)(A).

“Series B Redemption Notice” has the meaning given such term in Section 5.12(b)(iv)(B).

“Series B Redemption Price” has the meaning given such term in Section 5.12(b)(iv)(A).

“Series B Senior Securities” means any class or series of Partnership Interests established after the Series B Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series B Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series C Base Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit.

“Series C Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series C Preferred Units, as such criteria are in effect as of the Series C Original Issue Date.

“Series C Distribution Payment Date” means the 15th day of each February, May, August and November of each year (except that the Series C Distribution Payment Date for the initial Series C Distribution Period shall be August 15, 2018); provided however, that if any Series C Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series C Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series C Distribution Period” means a period of time from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include the Series C Original Issue Date), to, but excluding, the next Series C Distribution Payment Date for such Series C Distribution Period.

“Series C Distribution Rate” means an annual rate equal to (a) during the Series C Fixed Rate Period, 7.375% of the Series C Liquidation Preference and (b) during the Series C Floating Rate Period, a percentage of the Series C Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series C LIBOR Determination Date, and (ii) 4.530%.

“Series C Distribution Record Date” has the meaning given such term in Section 5.13(b)(ii)(B).

“Series C Distributions” means distributions with respect to Series C Preferred Units pursuant to Section 5.13(b)(ii).

“Series C Fixed Rate Period” means the period from and including the Series C Original Issue Date to, but excluding, May 15, 2023.

“Series C Floating Rate Period” means the period from and including May 15, 2023 and thereafter until such time as all of the Outstanding Series C Preferred Units are redeemed in accordance with Section 5.13(b)(iv).

“Series C Holder” means a Record Holder of Series C Preferred Units.

“Series C Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series C Preferred Units, including but not limited to Common Units, Class E Units, Class G Units, Class K Units and the General Partner Interest, but excluding any Series C Parity Securities and Series C Senior Securities.

“Series C LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series C Distribution Period.

“Series C Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series C Preferred Units), which liquidation preference shall be subject to increase by the per Series C Preferred Unit amount of any accumulated and unpaid Series C Distributions (whether or not such distributions shall have been declared).

“Series C Original Issue Date” means April 25, 2018.

“Series C Parity Securities” means the Series A Preferred Units, the Series B Preferred Units and any class or series of Partnership Interests established after the Series C Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series C Preferred Units” has the meaning given such term in Section 5.13(a).

“Series C Rating Event” means a change by any Rating Agency to the Series C Current Criteria, which change results in (a) any shortening of the length of time for which the Series C Current Criteria are scheduled to be in effect with respect to the Series C Preferred Units or (b) a lower Equity Credit being given to the Series C Preferred Units than the Equity Credit that would have been assigned to the Series C Preferred Units by such Rating Agency pursuant to its Series C Current Criteria.

“Series C Redemption Date” has the meaning given such term in Section 5.13(b)(iv)(A).

“Series C Redemption Notice” has the meaning given such term in Section 5.13(b)(iv)(B).

“Series C Redemption Price” has the meaning given such term in Section 5.13(b)(iv)(A).

“Series C Senior Securities” means any class or series of Partnership Interests established after the Series C Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series D Base Liquidation Preference” means a liquidation preference for each Series D Preferred Unit initially equal to $25.00 per unit.

“Series D Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series D Preferred Units, as such criteria are in effect as of the Series D Original Issue Date.

“Series D Distribution Payment Date” means the 15th day of each February, May, August and November of each year (except that the Series D Distribution Payment Date for the initial Series D Distribution Period shall be November 15, 2018); provided however, that if any Series D Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series D Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series D Distribution Period” means a period of time from and including the preceding Series D Distribution Payment Date (other than the initial Series D Distribution Period, which shall commence on and include the Series D Original Issue Date), to, but excluding, the next Series D Distribution Payment Date for such Series D Distribution Period.

“Series D Distribution Rate” means an annual rate equal to (a) during the Series D Fixed Rate Period, 7.625% of the Series D Liquidation Preference and (b) during the Series D Floating Rate Period, a percentage of the Series D Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series D LIBOR Determination Date, and (ii) 4.738%.

“Series D Distribution Record Date” has the meaning given such term in Section 5.14(b)(ii)(B).

“Series D Distributions” means distributions with respect to Series D Preferred Units pursuant to Section 5.14(b)(ii).

“Series D Fixed Rate Period” means the period from and including the Series D Original Issue Date to, but excluding, August 15, 2023.

“Series D Floating Rate Period” means the period from and including August 15, 2023 and thereafter until such time as all of the Outstanding Series D Preferred Units are redeemed in accordance with Section 5.14(b)(iv).

“Series D Holder” means a Record Holder of Series D Preferred Units.

“Series D Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series D Preferred Units, including but not limited to Common Units, Class E Units, Class G Units, Class K Units and the General Partner Interest, but excluding any Series D Parity Securities and Series D Senior Securities.

“Series D LIBOR Determination Date” means the Business Day immediately preceding the first day in each relevant Series D Distribution Period.

“Series D Liquidation Preference” means a liquidation preference for each Series D Preferred Unit initially equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series D Preferred Units), which liquidation preference shall be subject to increase by the per Series D Preferred Unit amount of any accumulated and unpaid Series D Distributions (whether or not such distributions shall have been declared).

“Series D Original Issue Date” means July 23, 2018.

“Series D Parity Securities” means the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units and any class or series of Partnership Interests established after the Series D Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series D Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series D Preferred Units” has the meaning given such term in Section 5.14(a).

“Series D Rating Event” means a change by any Rating Agency to the Series D Current Criteria, which change results in (a) any shortening of the length of time for which the Series D Current Criteria are scheduled to be in effect with respect to the Series D Preferred Units or (b) a lower Equity Credit being given to the Series D Preferred Units than the Equity Credit that would have been assigned to the Series D Preferred Units by such Rating Agency pursuant to its Series D Current Criteria.

“Series D Redemption Date” has the meaning given such term in Section 5.14(b)(iv)(A).

“Series D Redemption Notice” has the meaning given such term in Section 5.14(b)(iv)(B).

“Series D Redemption Price” has the meaning given such term in Section 5.14(b)(iv)(A).

“Series D Senior Securities” means any class or series of Partnership Interests established after the Series D Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series D Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Sunoco R&M” means Sunoco (R&M), LLC, a Pennsylvania limited liability company (formerly Sunoco, Inc. (R&M), a Pennsylvania corporation).

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on the display designated on the Reuters Page LIBOR01 (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Distribution Determination Date, provided that:

(a)    If no offered rate appears on the Reuters screen page on the relevant Distribution Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, after consultation with the Partnership, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(b)    Otherwise, the Calculation Agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Distribution Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable distribution period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(c)    Otherwise, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate Three-Month LIBOR or any of the foregoing lending rates, shall determine Three-Month LIBOR for the applicable distribution period in its sole discretion.

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity. The Transfer Agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units and the Series D Preferred Units shall be American Stock Transfer & Trust Company, LLC, and its successors and assigns, or any other transfer agent and registrar appointed by the General Partner for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units or the Series D Preferred Units, as applicable.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement, dated February 4, 2002, among the Underwriters, the Partnership, the General Partner, the Operating Partnership, the general partner of the Operating Partnership and Sunoco, Inc. providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class E Units, Class G Units, Class K Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units, but shall not include the General Partner Interest.

“Unitholders” means the holders of Units.

“Unitholder Net Income” has the meaning assigned to such term in Section 5.9(b)(ii)(C).

“Unitholder Net Losses” has the meaning assigned to such term in Section 5.9(b)(ii)(D).

“Unit Majority” means at least a majority of the Outstanding Units (excluding the Class E Units, Class G Units, Class K Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units in respect of matters in which the holders of the Class E Units, Class G Units, Class K Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units are not entitled to a vote), voting together as a single class.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

Section 1.2	Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1	Formation.

Sunoco Partners LLC and the Organizational Limited Partner previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and the General Partner hereby amends and restates the Previous Agreement in its entirety. This amendment and restatement shall become effective immediately after the Effective Time. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2	Name.

The name of the Partnership prior to the Effective Time was Energy Transfer Partners, L.P. At the Effective Time, the name of the Partnership was changed to “Energy Transfer Operating, L.P.” The Partnership’s business may be conducted under any other name or names determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the

Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine. The address of the General Partner shall be 8111 Westchester Drive, Suite 600, Dallas, Texas 75225 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4	Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a partner of the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a partner of the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or a Subsidiary or a Partnership activity that generates qualifying income or (ii) enhances the operations of an activity of the Operating Partnership, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation.

Section 2.5	Powers.

The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6	Power of Attorney.

(a)    Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all

amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.5; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii)    execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article VIII or as may be otherwise expressly provided for in this Agreement.

(b)    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7	Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article VII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8	Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1	Limitation of Liability.

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2	Management of Business.

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3	Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4	Rights of Limited Partners.

(a)    In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)    promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)    to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv)    to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v)    to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)    to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)    The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; ISSUANCE AND TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1	Certificates.

Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall, upon such Partner’s request, issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning any Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner (or the general partner of the General Partner on behalf of the General Partner). No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates.

(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner (or the general partner of the General Partner on behalf of the General Partner) on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)    The appropriate officers of the General Partner (or the general partner of the General Partner on behalf of the General Partner) on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)    makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)    requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)    if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may direct, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)    satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3	Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4	Transfer Generally.

(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the membership interests of the General Partner.

Section 4.5	Registration and Transfer of Limited Partner Interests.

(a)    The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b)    Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until (i) in the case of Limited Partner Interests evidenced by Certificates, the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and (ii) in any case, a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing) has been delivered to the Transfer Agent. No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)    Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)    Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e)    A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

(f)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6	Transfer of the General Partner’s General Partner Interest.

(a)    Subject to Section 4.6(b) below, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(b)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7	Restrictions on Transfers.

(a)    Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership or the Operating Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner determines would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)    Nothing contained in this Article VI, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.8	Citizenship Certificates; Non-citizen Assignees.

(a)    If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)    Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)    At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.9	Redemption of Partnership Interests of Non-citizen Assignees.

(a)    If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)    Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)    The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c)    Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1	Organizational Contributions.

In connection with the formation of the Partnership under the Delaware Act, Sunoco Partners LLC made an initial Capital Contribution to the Partnership in the amount of $20.00, for a certain interest in the Partnership and was admitted as a General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00. As of the Closing Date, the interest of the Organizational Limited Partner was redeemed as provided in the Contribution Agreement; the initial Capital Contributions of each Partner was thereupon refunded; and the Organizational Limited Partner ceased to be a Limited Partner of the Partnership. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions was allocated and distributed to the Organizational Limited Partner, and the balance thereof was allocated and distributed to the General Partner.

Section 5.2	Contributions by the General Partner and its Affiliates.

(a)    Any payment made to the Partnership Group by the General Partner or its Affiliates pursuant to the Omnibus Agreement or payments made pursuant to Section 5.2, 5.4 or 5.5 of the Omnibus Agreement shall be treated for purposes of this Agreement as a Capital Contribution by the General Partner to the Partnership.

Section 5.3	Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.4	Capital Accounts.

(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest (provided that the Capital Account of a Series A Holder, a Series B Holder, a Series C Holder or a Series D Holder shall not be reduced by any Series A Distributions, Series B Distributions, Series C Distributions or Series D Distributions it receives) and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The Capital Account balance with respect to each Common Unit as of the Effective Time shall be the Closing Price of the Common Units on the day the Effective Time occurs. The Capital Account balance with respect each Class G Unit, each Class E Unit and each Class K Unit as of the Effective Time shall be equal to the Capital Account balance maintained by the Partnership for each Class G Unit, each Class E Unit and each Class K Unit as determined pursuant to the Previous Agreement immediately prior to the Effective Time, taking into account the revaluation of the assets of the Partnership pursuant to Section 5.4(d) and the allocation of any Unrealized Gain and Unrealized Loss resulting from such revaluation pursuant to Section 6.1 of the Previous Agreement. The initial Capital Account Balance in respect of each Series A Preferred Unit on the Series A Original Issue Date was the Series A Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series B Preferred Unit on the Series B Original Issue Date was the Series B Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series C Preferred Unit on the Series C Original Issue Date was the Series C Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series D Preferred Unit on the Series D Original Issue Date was the Series D Liquidation Preference on such date.

(b)    For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)    Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.4(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2). If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c)    A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)    (i)Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or after such conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b) (2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth in Section 6.1(d)(xii), the Capital Account of each Partner with respect to each Conversion Unit received upon such conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the limited partner interests in ETE, the fair market value of all Partnership Interests at such time and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.4(d) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.5	Issuances of Additional Partnership Securities.

(a)    The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)    Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the method for determining the Percentage Interest as to such Partnership Security and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.5, (ii) the admission of Additional Limited Partners and (iii) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

(d)    No fractional Units shall be issued by the Partnership.

Section 5.6	No Preemptive Rights.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.

Section 5.7	Splits and Combinations.

(a)    Subject to Section 5.7(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders of Partnership Securities or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the date of formation of the Partnership.

(b)    Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for this Section 5.7(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.8	Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

Section 5.9	Establishment of Class G Units.

(a)    General. The General Partner created a series of Units designated as “Class G Units” and initially consisting of a total of 90,706,000 Class G Units. In accordance with Section 5.5, the General Partner shall have the power and authority to issue additional Class G Units in the future.

(b)    Rights of Class G Units. The Class G Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Initial Capital Account. The initial capital account with respect to each Class G Unit was determined in accordance with Section 5.4(a).

(ii)    Allocations.

(A)    The Class G Units shall not be entitled to receive any allocation of any item of Partnership income, gain, loss, deduction or credit attributable to the Partnership’s ownership of ETP Holdco or the Partnership’s ownership of any indebtedness of ETP Holdco or any of its subsidiaries (the “ETP Holdco Items”), and such ETP Holdco Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable period while any Class G Units remain Outstanding) shall instead be specially allocated to the Unitholders (other than the holders of the Class E Units or the holders of the Class G Units) Pro Rata.

(B)    Items of Partnership depreciation, amortization and cost recovery deductions for the taxable period shall be allocated to the Class G Units to the extent that such items would be allocated to the Class G Units if clauses (B) through (E) of this Section 5.9(b)(ii) were not part of this Agreement and, solely for purposes of applying Sections 6.1(a), and 6.1(b), the Class G Percentage were equal to the percentage obtained by dividing the aggregate Capital Accounts of the Class G Units Outstanding by the aggregate Capital Accounts of all Units Outstanding (including the Class G Units), determined based on the Capital Accounts of the Units Outstanding (including the Class G Units) as most recently adjusted pursuant to Section 5.4(d).

(C)    If the Partnership would have had net income for the taxable period, computed in the same manner as Net Income but prior to the application of clauses (B) through (D) of this Section 5.9(b)(ii) (“Unitholder Net Income”), the Class G Units shall be allocated an amount of the remaining items of Partnership gross income or gain for the taxable period in a manner such that the Class G Units are allocated items that achieve the same result (taking into account federal income tax consequences) as if the Class G Units were allocated the Class G Percentage of the Unitholder Net Income for such taxable period; provided that the net amount allocated to each Class G Unit for each taxable period shall not exceed the product of (1) the aggregate cash amount distributed to such Class G Unit pursuant to Article VI for such taxable period, multiplied by (2) the quotient obtained by dividing (a) the Partnership’s Net Income that would be allocated to the Unitholders pursuant to Section 6.1(a) for such taxable period if clause (B) above and this clause (C) were not a part of this Agreement by (b) the aggregate cash amount distributed (excluding ETP Holdco Distributions) to the Unitholders (including the holders of the Class G Units) pursuant to Article VI for such taxable period.

(D)    If the Partnership would have had net losses for the taxable period, computed in the same manner as Net Losses but prior to the application of clauses (B) through (D) of this Section 5.9(b)(ii) (“Unitholder Net Losses”), the Class G Units shall be allocated an amount of the remaining items of Partnership gross income, gain, loss or deduction for the taxable period in a manner such that the Class G Units are allocated items that achieve the same result (taking into account federal income tax consequences) as if the Class G Units were allocated the Class G Percentage of the Unitholder Net Losses for such taxable period; provided that items of Partnership gross deduction or loss shall not be allocated to the Class G Units pursuant to this clause (D) to the extent that such allocation would cause any holder of a Class G Unit to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account).

(E)    No allocations of Net Income or Net Losses shall be made to the Class G Units pursuant to Section 6.1(a) or Section 6.1(b) following the allocations set forth above.

(F)    For each taxable period, each Class G Unit shall be allocated Net Termination Gain pursuant to Section 6.1(c)(i)(C) until the Capital Account of each Class G Unit is equal to the Class G Issue Price. Such allocations will be made prior to any allocations being made to any other Unitholder pursuant to Section 6.1(c)(i)(C). The Class G Units shall be allocated 1% of the remaining aggregate Net Termination Gain, if any, that is to be allocated pursuant to Section 6.1(c)(i) for such taxable period following the allocations made pursuant to Section 6.1(c)(i)(C). No other allocations of Net Termination Gain shall be made to the Class G Units for such taxable period. The Class G Units shall be allocated Net Termination Loss to the same extent as the Common Units. Notwithstanding the foregoing, if ETP Holdco is an asset of the Partnership in the year in which the Partnership is liquidated and the aggregate balance of the Capital Accounts of the Unitholders (other than the holders of the Class E Units, Class G Units and Class K Units) after the allocations under Section 6.1(c) of this Agreement would be less than the Carrying Value of ETP

Holdco, then Net Termination Gain or Net Termination Loss, as the case may be, or if necessary items thereof, shall first be allocated to the Class E Units, Class G Units and Class K Units in proportion to their respective positive Capital Accounts, to the extent necessary to cause the aggregate balance of the Capital Accounts of the Unitholders (other than the holders of the Class E Units, Class G Units and Class K Units) to equal the Carrying Value of ETP Holdco after all allocations have been made.

(G)    For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.

(iii)    Distributions.

(A)    For each taxable period, no portion of any Partnership cash distribution attributable to (1) any distribution or dividend received by the Partnership from ETP Holdco or the proceeds of any sale of the capital stock of ETP Holdco or (2) any interest payments received by the Partnership with respect to indebtedness of ETP Holdco or its subsidiaries (such portion of any Partnership cash distributions, the “ETP Holdco Distributions”) shall be distributed to the Class G Units.

(B)    The Class G Units will be entitled to receive the Class G Percentage of the portion of any Partnership cash distributions (other than ETP Holdco Distributions) to be made to the Unitholders pursuant to Article VI and the remaining portion of the Available Cash to be distributed shall be made to the Unitholders (other than the holders of Class G Units) in proportion to their relative Percentage Interests; provided, that the aggregate Partnership distributions made to each Class G Unit for each fiscal year shall not exceed $3.75 (which may, at the General Partner’s discretion, be split equally among the four Quarters of each fiscal year).

(iv)    Voting Rights. The Class G Units shall not have any voting rights, except to the extent the Delaware Act gives the Class G Units a vote as a class on any matter. With respect to any matter on which the Class G Units are entitled to vote, each Class G Unit will be entitled to one vote on such matter.

(v)    Redemption and Conversion Rights. The Class G Units will be perpetual and shall not have any rights of redemption or conversion.

(vi)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class G Units shall not be evidenced by certificates. Any Certificates relating to the Class G Units that may be issued will be in such form as the General Partner may approve. The Class G Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

(vii)    Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class G Units.

Section 5.10	Establishment of Class K Units.

(a)    General. The General Partner designated and created a class of Partnership Securities designated as “Class K Units.” In accordance with Section 5.5, the General Partner shall have the power and authority to issue additional Class K Units in the future.

(b)    Rights of Class K Units. The Class K Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Initial Capital Account. The initial capital account with respect to each Class K Unit was determined in accordance with Section 5.4(a).

(ii)    Allocations.

(A)    The holders of Class K Units shall not be entitled to receive (1) any allocations of ETP Holdco Items, and (2) except as otherwise provided in this Section 5.10(b)(ii), allocations of (a) Net Income pursuant to Section 6.1(a), (b) Net Loss pursuant to Section 6.1(b), or (c) Net Termination Gains and Net Termination Losses pursuant to Section 6.1(c).

(B)    For each taxable period, before the application of Section 6.1(d)(iii)(A), the holders of the Class K Units shall be allocated, pro rata in proportion to the number of Class K Units of each such holder, items of Partnership gross income, gain, loss or deduction (other than from ETP Holdco Items and items of Partnership depreciation, amortization and cost recovery deductions) until the aggregate amount of such items allocated to the holders of the Class K Units pursuant to this Section 5.10(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class K Units pursuant to Section 5.10(b)(iii).

(C)    Items of Partnership depreciation, amortization and cost recovery deductions (other than from ETP Holdco Items) for the taxable period shall be allocated to the holders of Class K Units to the extent such items would be allocated to the holders of Class K Units as if each Class K Unit were treated as a Common Unit.

(D)    For each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), Net Termination Gain (other than from ETP Holdco Items) shall be allocated to the holders of the Class K Units, pro rata in proportion to the number of Class K Units of each such holder, until the Capital Account of each Class K Unit is equal to the Class K Unit Issue Price.

(E)    For each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), and after making the allocations provided for in Section 5.10(b)(ii)(D), the holders of the Class K Units shall be allocated, pro rata in proportion to the number of Class K Units of each such holder, 1% of the remaining aggregate Net Termination Gain (other than from ETP Holdco Items), if any, that is to be allocated pursuant to Section 6.1(c)(i)(C); provided, however, that an allocation shall only be made to the holders of Class K Units pursuant to this Section 5.10(b)(ii)(E) if the Capital Account of each Common Unit is equal to or greater than the Class K Unit Issue Price immediately prior to making such allocation.

(F)    For each taxable period, after the application of Section 6.1(c)(ii)(B), but before the application of Section 6.1(c)(ii)(C), the holders of the Class K Units shall be allocated Net Termination Loss (other than from ETP Holdco Items) until the Capital Account in respect of each Class K Unit has been reduced to zero.

(G)    For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall have the sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.

(iii)    Distributions.

(A)    For each taxable period, no portion of any Partnership cash distribution attributable to ETP Holdco Distributions shall be distributed to the Class K Units.

(B)    Commencing with the Class K Unit Issuance Date, the holders of the Class K Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class K Unit Quarterly Distribution”) prior to making any distributions pursuant to Section 5.9(b)(iii)(B) or Section 6.3(e)(ii), in cash in an amount equal to the Class K Unit Distribution Rate on all Outstanding Class K Units. Distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter, commencing with the Quarter ending March 31, 2017. Each Record Date established for paying a Class K Unit Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.3. If the Partnership is unable to pay the Class K Unit Quarterly Distribution with respect to any Quarter,

(1) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (2) the balance of such accrued and unpaid distributions shall increase at a rate of 1.5% per annum, compounded quarterly, from the date such distribution was due until the date it is paid. For the avoidance of doubt, except as set forth in this Section 5.10(b)(iii)(B), the Class K Units will not be entitled to receive distributions.

(iv)    Voting Rights. Except as set forth in this Section 5.10(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class K Units a vote as a class on any matter, the Class K Units shall not have any voting rights. With respect to any matter on which the Class K Units are entitled to vote, each Class K Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class K Units then Outstanding, amend, alter, modify or change this Section 5.10 (or vote or consent or resolve to take such action).

(v)    Redemption and Conversion Rights. The Class K Units will be perpetual and shall not have any rights of redemption or conversion.

(vi)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class K Units shall not be evidenced by certificates. Any certificates relating to the Class K Units that may be issued will be in such form as the General Partner may approve. The Class K Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

(vii)    Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class K Units.

Section 5.11	Establishment of Series A Preferred Units.

(a)    General. The Partnership designated and created a class of Partnership Securities to be designated as “6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.11. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit, except as to the respective dates from which the Series A Liquidation Preference shall increase or from which Series A Distributions may begin accruing, to the extent such dates may differ. The Series A Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series A Holder for conversion or, except as set forth in Section 5.11(b)(iv), redemption thereof at a particular date.

(b)    Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Series A Preferred Units.

(A)    The authorized number of Series A Preferred Units shall be unlimited. Series A Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B)    The Series A Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series A Holder shall be entitled to receive a definitive Certificate evidencing its Series A Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series A Preferred Units and the General Partner shall have not selected a substitute Depositary within sixty (60) calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series A Preferred Units, payments and communications made by the Partnership to Series A Holders shall be made by making payments to, and communicating with, the Depositary.

(ii)    Distributions.

(A)    Distributions on each Outstanding Series A Preferred Unit shall be cumulative and shall accumulate at the applicable Series A Distribution Rate from and including the Series A Original Issue Date (or, for any subsequently issued and newly Outstanding Series A Preferred Units, from and including the Series A Distribution Payment Date immediately preceding the issue date of such Series A Preferred Units) until such time as the Partnership pays the Series A Distribution or redeems such Series A Preferred Unit in accordance with Section 5.11(b)(iv), whether or not such Series A Distributions shall have been declared. Series A Holders shall be entitled to receive Series A Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series A Distribution Rate per Series A Preferred Unit when, as, and, if declared by the General Partner. Series A Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.11(b)(ii), shall be paid, in Arrears, on each Series A Distribution Payment Date. Series A Distributions shall accumulate in each Series A Distribution Period from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Original Issue Date), to, but excluding, the next Series A Distribution Payment Date for such Series A Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series A Distributions at the Series A Distribution Rate. If any Series A Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series A Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series A Fixed Rate Period, Series A Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series A Floating Rate Period, Series A Distributions shall be computed by multiplying the Series A Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series A Distribution Period (determined by including the first day of such Series A Distribution Period and excluding the last day, which is the Series A Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series A Liquidation Preference of all Outstanding Series A Preferred Units. All Series A Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.11(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series A Distribution Period shall be for the account of the holders of Series A Preferred Units as of the applicable Series A Distribution Record Date.

(B)    Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Partnership shall pay those Series A Distributions, if any, that shall have been declared by the General Partner to Series A Holders on the Record Date for the applicable Series A Distribution. The Record Date (the “Series A Distribution Record Date”) for the payment of any Series A Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series A Distribution Payment Date, except that in the case of payments of Series A Distributions in Arrears, the Series A Distribution Record Date with respect to a Series A Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.11. So long as any Series A Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series A Junior Securities (other than a distribution payable solely in Series A Junior Securities) unless full cumulative Series A Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series A Preferred Units (and distributions on any other Series A Parity Securities) through the most recent respective Series A Distribution Payment Date (and distribution payment date with respect to such Series A Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.11(b)(ii)(B), if a distribution period with respect to a class of Junior Securities or Parity Securities is shorter than the Series A Distribution Period, the General Partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities, so long as, at the time of declaration of such distribution, (1) there are no Series A Distributions in Arrears, and (2) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series A Preferred Units on the next successive Distribution Payment Date. Accumulated Series A Distributions in Arrears for any past Series A Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series A Distribution Payment Date, to Series A Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Distributions in Arrears on all Outstanding Series A Preferred Units and all accumulated distributions in arrears on any Series A Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series A Preferred Units and accumulated distributions in arrears on any such Series A Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series A Preferred Units and any other Series A Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series A Preferred Units and any such other Series A Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series A Preferred Units and such other Series A Parity Securities at such time. Subject to Sections 12.4 and Section 5.11(b)(v), Series A Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series A Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series A Distributions as described in Section 5.11(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series A Preferred Units. So long as the Series A Preferred Units are held of record by the Depositary or its nominee, declared Series A Distributions shall be paid to the Depositary in same-day funds on each Series A Distribution Payment Date or other distribution payment date in the case of payments for Series A Distributions in Arrears.

(C)    The Series A Distribution Rate for each Series A Distribution Period in the Series A Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series A Distribution Period. The Calculation Agent then will add the spread of 4.028% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(A)    If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

(B)    If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(C)    Unless otherwise determined by the General Partner, Series A Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series A Distribution is made.

(iii)    Voting Rights.

(A)    Notwithstanding anything to the contrary in this Agreement, the Series A Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.11(b)(iii) or as otherwise required by the Delaware Act.

(B)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series A Preferred Units; provided, however, that (i) subject to Section 5.11(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.11(b)(iii)(B) and (ii) for purposes of this Section 5.11(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series A Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series A Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series A Preferred Units.

(C)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a class together with holders of any other Series A Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series A Parity Securities (including any additional Series A Preferred Units) if the cumulative distributions payable on Outstanding Series A Preferred Units (or any Series A Parity Securities, if the holders of such Series A Parity Securities vote as a class together with the Series A Holders pursuant to this Section 5.11(b)(iii)(C)) are in Arrears or (y) create or issue any Series A Senior Securities.

(D)    For any matter described in this Section 5.11(b)(iii) in which the Series A Holders are entitled to vote as a class (whether separately or together with the holders of any Series A Parity Securities), such Series A Holders shall be entitled to one vote per Series A Preferred Unit. Any Series A Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E)    Notwithstanding Section 5.11(b)(iii)(B) and 5.11(b)(iii)(C), no vote of the Series A Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series A Preferred Units at the time Outstanding.

(iv)    Optional Redemption; Series A Rating Event.

(A)    The Partnership shall have the right (1) at any time, and from time to time, on or after February 15, 2023 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series A Rating Event, in each case, to redeem the Series A Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.11(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series A Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series A Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.11(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.11(b)(iv)(A)), of the Series A Liquidation Preference for such Series A Preferred Unit on such Series A Redemption Date plus an amount equal to all unpaid Series A Distributions thereon from the Series A Original Issue Date to, but excluding, the Series A Redemption Date (whether or not such distributions shall have been declared) (the “Series A Redemption Price”). So long as the Series A Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series A Redemption Price shall be paid by the Paying Agent to the Depositary on the Series A Redemption Date.

(B)    The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled Series A Redemption Date to the Series A Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units to be redeemed as such Series A Holders’ names appear on the books of the Transfer Agent and at the address of such Series A Holders shown therein. Such notice (the “Series A Redemption Notice”) shall state, as applicable: (1) the Series A Redemption Date, (2) the number of Series A Preferred Units to be redeemed and, if less than all Outstanding Series A Preferred Units are to be redeemed, the number (and in the case of Series A Preferred Units in certificated form, the identification) of Series A Preferred Units to be redeemed from such Series A Holder, (3) the Series A Redemption Price, (4) the place where any Series A Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series A Preferred Units to be redeemed shall cease to accumulate from and after such Series A Redemption Date.

(C)    If the Partnership elects to redeem less than all of the Outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the General Partner, and such Series A Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Units. The aggregate Series A Redemption Price for any such partial redemption of the Outstanding Series A Preferred Units shall be allocated correspondingly among the redeemed Series A Preferred Units. The Series A Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.11.

(D)    If the Partnership gives or causes to be given a Series A Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which such Series A Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to each Series A Holder whose Series A Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series A Redemption Notice. If a Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Distributions on such Series A Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Units as Limited Partners with respect to such Series A Preferred Units to be redeemed shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series A Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series A Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series A Holders entitled to such redemption or other payment shall have recourse only to the Partnership.

Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E)    Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series A Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series A Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series A Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F)    Notwithstanding anything to the contrary in this Section 5.11, in the event that full cumulative distributions on the Series A Preferred Units and any Series A Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Series A Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series A Holders and holders of any Series A Parity Securities. Subject to Section 4.9, so long as any Series A Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series A Junior Securities unless full cumulative distributions on the Series A Preferred Units and any Series A Parity Securities for all prior and the then-ending Series A Distribution Periods, with respect to the Series A Preferred Units, and all prior and then ending distribution periods, with respect to any such Series A Parity Securities, shall have been paid or declared and set aside for payment.

(v)    Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests, (A) first, any accumulated and unpaid distributions on the Series A Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Base Liquidation Preference of such Series A Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Base Liquidation Preference of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series A Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series A Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series A Preferred Units shall become entitled to receive any distributions in respect of the Series A Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series A Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series A Preferred Units.

(vi)    Rank. The Series A Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A)    senior to any Series A Junior Securities;

(B)    on a parity with any Series A Parity Securities;

(C)    junior to any other Series A Senior Securities; and

(D)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii)    No Sinking Fund. The Series A Preferred Units shall not have the benefit of any sinking fund.

(viii)    Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series A Holder as the true, lawful, and absolute owner of the applicable Series A Preferred Units for all purposes, and neither the General Partner, the Partnership, nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Units may be listed or admitted to trading, if any.

(ix)    Other Rights; Fiduciary Duties. The Series A Preferred Units and the Series A Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series A Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.12	Establishment of Series B Preferred Units.

(a)    General. The Partnership designated and created a class of Partnership Securities to be designated as “6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series B Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.12. Each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit, except as to the respective dates from which the Series B Liquidation Preference shall increase or from which Series B Distributions may begin accruing, to the extent such dates may differ. The Series B Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series B Holder for conversion or, except as set forth in Section 5.12(b)(iv), redemption thereof at a particular date.

(b)    Rights of Series B Preferred Units. The Series B Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Series B Preferred Units.

(A)    The authorized number of Series B Preferred Units shall be unlimited. Series B Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B)    The Series B Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series B Holder shall be entitled to receive a definitive Certificate evidencing its Series B Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series B Preferred Units and the General Partner shall have not selected a substitute Depositary within sixty (60) calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series B Preferred Units, payments and communications made by the Partnership to Series B Holders shall be made by making payments to, and communicating with, the Depositary.

(ii)    Distributions.

(A)    Distributions on each Outstanding Series B Preferred Unit shall be cumulative and shall accumulate at the applicable Series B Distribution Rate from and including the Series B Original Issue Date (or, for any subsequently issued and newly Outstanding Series B Preferred Units, from and including the Series B Distribution Payment Date immediately preceding the issue date of such Series B Preferred Units) until such time as the Partnership pays the Series B Distribution or redeems such Series B Preferred Unit in accordance with Section 5.12(b)(iv), whether or not such Series B Distributions shall have been declared. Series B Holders shall be entitled to receive Series B Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series B Distribution Rate per Series B Preferred Unit when, as, and, if declared by the General Partner. Series B Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.12(b)(ii), shall be paid, in Arrears, on each Series B Distribution Payment Date. Series B Distributions shall accumulate in each Series B Distribution Period from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to, but excluding, the next Series B Distribution Payment Date for such Series B Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series B Distributions at the Series B Distribution Rate. If any Series B Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series B Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series B Fixed Rate Period, Series B Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series B Floating Rate Period, Series B Distributions shall be computed by multiplying the Series B Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series B Distribution Period (determined by including the first day of such Series B Distribution Period and excluding the last day, which is the Series B Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series B Liquidation Preference of all Outstanding Series B Preferred Units. All Series B Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.12(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series B Distribution Period shall be for the account of the holders of Series B Preferred Units as of the applicable Series B Distribution Record Date.

(B)    Not later than 5:00 p.m., New York City time, on each Series B Distribution Payment Date, the Partnership shall pay those Series B Distributions, if any, that shall have been declared by the General Partner to Series B Holders on the Record Date for the applicable Series B Distribution. The Record Date (the “Series B Distribution Record Date”) for the payment of any Series B Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series B Distribution Payment Date, except that in the case of payments of Series B Distributions in Arrears, the Series B Distribution Record Date with respect to a Series B Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.12. So long as any Series B Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series B Junior Securities (other than a distribution payable solely in Series B Junior Securities) unless full cumulative Series B Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series B Preferred Units (and distributions on any other Series B Parity Securities) through the most recent respective Series B Distribution Payment Date (and distribution payment date with respect to such Series B Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.12(b)(ii)(B), if a distribution period with respect to a class of Junior Securities or Parity Securities is shorter than the Series B Distribution Period, the General Partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series B Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series B Preferred Units on the next successive Distribution Payment Date. Accumulated Series B Distributions in Arrears for any past Series B Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series B Distribution Payment Date, to Series B Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series B Distributions in Arrears on all Outstanding Series B Preferred Units and all accumulated distributions in arrears on any Series B Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series B Preferred Units and accumulated distributions in arrears on any such Series B Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series B Preferred Units and any other Series B Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series B Preferred Units and any such other Series B Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series B Preferred Units and such other Series B Parity Securities at such time. Subject to Sections 12.4 and Section 5.12(b)(v), Series B Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series B Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series B Distributions as described in Section 5.12(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series B Preferred Units. So long as the Series B Preferred Units are held of record by the Depositary or its nominee, declared Series B Distributions shall be paid to the Depositary in same-day funds on each Series B Distribution Payment Date or other distribution payment date in the case of payments for Series B Distributions in Arrears.

(C)    The Series B Distribution Rate for each Series B Distribution Period in the Series B Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series B Distribution Period. The Calculation Agent then will add the spread of 4.155% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(A)    If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

(B)    If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(C)    Unless otherwise determined by the General Partner, Series B Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series B Distribution is made.

(iii)    Voting Rights.

(A)    Notwithstanding anything to the contrary in this Agreement, the Series B Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.12(b)(iii) or as otherwise required by the Delaware Act.

(B)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series B Preferred Units; provided, however, that (1) subject to Section 5.12(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.12(b)(iii)(B) and (2) for purposes of this Section 5.12(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series B Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series B Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series B Preferred Units.

(C)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units, voting as a class together with holders of any other Series B Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series B Parity Securities (including any additional Series B Preferred Units) if the cumulative distributions payable on Outstanding Series B Preferred Units (or any Series B Parity Securities, if the holders of such Series B Parity Securities vote as a class together with the Series B Holders pursuant to this Section 5.12(b)(iii)(C)) are in Arrears or (y) create or issue any Series B Senior Securities.

(D)    For any matter described in this Section 5.12(b)(iii) in which the Series B Holders are entitled to vote as a class (whether separately or together with the holders of any Series B Parity Securities), such Series B Holders shall be entitled to one vote per Series B Preferred Unit. Any Series B Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E)    Notwithstanding Section 5.12(b)(iii)(B) and Section 5.12(b)(iii)(C), no vote of the Series B Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Units at the time Outstanding.

(iv)    Optional Redemption; Series B Rating Event.

(A)    The Partnership shall have the right (1) at any time, and from time to time, on or after February 15, 2028 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series B Rating Event, in each case, to redeem the Series B Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.12(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series B Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series B Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.12(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.12(b)(iv)(A)), of the Series B Liquidation Preference for such Series B Preferred Unit on such Series B Redemption Date plus an amount equal to all unpaid Series B Distributions thereon from the Series B Original Issue Date to, but excluding, the Series B Redemption Date (whether or not such distributions shall have been declared) (the “Series B Redemption Price”). So long as the Series B Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series B Redemption Price shall be paid by the Paying Agent to the Depositary on the Series B Redemption Date.

(B)    The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled Series B Redemption Date to the Series B Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series B Preferred Units to be redeemed as such Series B Holders’ names appear on the books of the Transfer Agent and at the address of such Series B Holders shown therein. Such notice (the “Series B Redemption Notice”) shall state, as applicable: (1) the Series B Redemption Date, (2) the number of Series B Preferred Units to be redeemed and, if less than all Outstanding Series B Preferred Units are to be redeemed, the number (and in the case of Series B Preferred Units in certificated form, the identification) of Series B Preferred Units to be redeemed from such Series B Holder, (3) the Series B Redemption Price, (4) the place where any Series B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series B Preferred Units to be redeemed shall cease to accumulate from and after such Series B Redemption Date.

(C)    If the Partnership elects to redeem less than all of the Outstanding Series B Preferred Units, the number of Series B Preferred Units to be redeemed shall be determined by the General Partner, and such Series B Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series B Preferred Units. The aggregate Series B Redemption Price for any such partial redemption of the Outstanding Series B Preferred Units shall be allocated correspondingly among the redeemed Series B Preferred Units. The Series B Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.12.

(D)    If the Partnership gives or causes to be given a Series B Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which such Series B Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to each Series B Holder whose Series B Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series B Redemption Notice. If a Series B Redemption Notice shall have been given, from and after the Series B Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Distributions on such Series B Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series B Preferred Units as Limited Partners with respect to such Series B Preferred Units to be redeemed shall cease, except the right to receive the Series B

Redemption Price, and such Series B Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series B Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent.

Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series B Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series B Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series B Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series B Redemption Notice, there shall be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full Series B Redemption Price of such Series B Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E)    Any Series B Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series B Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series B Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series B Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F)    Notwithstanding anything to the contrary in this Section 5.12, in the event that full cumulative distributions on the Series B Preferred Units and any Series B Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Series B Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series B Holders and holders of any Series B Parity Securities. Subject to Section 4.9, so long as any Series B Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series B Junior Securities unless full cumulative distributions on the Series B Preferred Units and any Series B Parity Securities for all prior and the then-ending Series B Distribution Periods, with respect to the Series B Preferred Units, and all prior and then ending distribution periods, with respect to any such Series B Parity Securities, shall have been paid or declared and set aside for payment.

(v)    Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series B Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests, (A) first, any accumulated and unpaid distributions on the Series B Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series B Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the aggregate Series B Base Liquidation Preference of such Series B Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the

Capital Account in respect of each Outstanding Series B Preferred Unit is equal to the Series B Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the aggregate Series B Base Liquidation Preference of such Series B Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series B Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series B Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series B Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series B Preferred Units shall become entitled to receive any distributions in respect of the Series B Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series B Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series B Preferred Units.

(vi)    Rank. The Series B Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A)    senior to any Series B Junior Securities;

(B)    on a parity with any Series B Parity Securities;

(C)    junior to any other Series B Senior Securities; and

(D)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii)    No Sinking Fund. The Series B Preferred Units shall not have the benefit of any sinking fund.

(viii)    Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series B Holder as the true, lawful, and absolute owner of the applicable Series B Preferred Units for all purposes, and neither the General Partner, the Partnership, nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series B Preferred Units may be listed or admitted to trading, if any.

(ix)    Other Rights; Fiduciary Duties. The Series B Preferred Units and the Series B Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series B Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.13	Establishment of Series C Preferred Units.

(a)    General. The Partnership designated and created a class of Partnership Securities to be designated as “7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series C Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.13. Each Series C Preferred Unit shall be identical in all respects to every other Series C Preferred Unit, except as to the respective dates from which the Series C Liquidation Preference shall increase or from which Series C Distributions may begin accruing, to the extent such dates may differ. The Series C Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series C Holder for conversion or, except as set forth in Section 5.13(b)(iv), redemption thereof at a particular date.

(b)    Rights of Series C Preferred Units. The Series C Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Series C Preferred Units.

(A)    The authorized number of Series C Preferred Units shall be unlimited. Series C Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B)    The Series C Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series C Holder shall be entitled to receive a definitive Certificate evidencing its Series C Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series C Preferred Units and the General Partner shall have not selected a substitute Depositary within sixty (60) calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series C Preferred Units, payments and communications made by the Partnership to Series C Holders shall be made by making payments to, and communicating with, the Depositary.

(ii)    Distributions.

(A)    Distributions on each Outstanding Series C Preferred Unit shall be cumulative and shall accumulate at the applicable Series C Distribution Rate from and including the Series C Original Issue Date (or, for any subsequently issued and newly Outstanding Series C Preferred Units, from and including the Series C Distribution Payment Date immediately preceding the issue date of such Series C Preferred Units) until such time as the Partnership pays the Series C Distribution or redeems such Series C Preferred Unit in accordance with Section 5.13(b)(iv), whether or not such Series C Distributions shall have been declared. Series C Holders shall be entitled to receive Series C Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series C Distribution Rate per Series C Preferred Unit when, as, and, if declared by the General Partner. Series C Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.13(b)(ii), shall be paid, in Arrears, on each Series C Distribution Payment Date (other than the initial Series C Distribution, which shall be paid on August 15, 2018). Series C Distributions shall accumulate in each Series C Distribution Period from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include the Series C Original Issue Date), to, but excluding, the next Series C Distribution Payment Date for such Series C Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series C Distributions at the Series C Distribution Rate. If any Series C Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series C Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series C Fixed Rate Period, Series C Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series C Floating Rate Period, Series C Distributions shall be computed by multiplying the Series C Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series C Distribution Period (determined by including the first day of such Series C Distribution Period and excluding the last day, which is the Series C Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series C Liquidation Preference of all Outstanding Series C Preferred Units. All Series C Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.13(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series C Distribution Period shall be for the account of the holders of Series C Preferred Units as of the applicable Series C Distribution Record Date.

(B)    Not later than 5:00 p.m., New York City time, on each Series C Distribution Payment Date, the Partnership shall pay those Series C Distributions, if any, that shall have been declared by the General Partner to Series C Holders on the Record Date for the applicable Series C Distribution. The Record Date (the “Series C Distribution Record Date”) for the payment of any Series C Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series C Distribution Payment Date, except that in the case of payments of Series C Distributions in Arrears, the Series C Distribution Record Date with respect to a Series C Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.13. So long as any Series C Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series C Junior

Securities (other than a distribution payable solely in Series C Junior Securities) unless full cumulative Series C Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series C Preferred Units (and distributions on any other Series C Parity Securities) through the most recent respective Series C Distribution Payment Date (and distribution payment date with respect to such Series C Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.13(b)(ii)(B), if a distribution period with respect to a class of Series C Junior Securities or Series C Parity Securities is shorter than the Series C Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series C Junior Securities or Series C Parity Securities, so long as, at the time of declaration of such distribution, (1) there are no Series C Distributions in Arrears, and (2) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series C Preferred Units on the next successive Series C Distribution Payment Date. Accumulated Series C Distributions in Arrears for any past Series C Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series C Distribution Payment Date, to Series C Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series C Distributions in Arrears on all Outstanding Series C Preferred Units and all accumulated distributions in arrears on any Series C Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series C Preferred Units and accumulated distributions in arrears on any such Series C Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series C Preferred Units and any other Series C Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series C Preferred Units and any such other Series C Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series C Preferred Units and such other Series C Parity Securities at such time. Subject to Sections 12.4 and Section 5.13(b)(v), Series C Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series C Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series C Distributions as described in Section 5.13(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series C Preferred Units. So long as the Series C Preferred Units are held of record by the Depositary or its nominee, declared Series C Distributions shall be paid to the Depositary in same-day funds on each Series C Distribution Payment Date or other distribution payment date in the case of payments for Series C Distributions in Arrears.

(C)    The Series C Distribution Rate for each Series C Distribution Period in the Series C Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series C Distribution Period. The Calculation Agent then will add the spread of 4.530% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(A)    If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.

(B)    If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(C)    Unless otherwise determined by the General Partner, Series C Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series C Distribution is made.

(iii)    Voting Rights.

(A)    Notwithstanding anything to the contrary in this Agreement, the Series C Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.13(b)(iii) or as otherwise required by the Delaware Act.

(B)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series C Preferred Units; provided, however, that (1) subject to Section 5.13(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.13(b)(iii)(B) and (2) for purposes of this Section 5.13(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series C Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series C Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series C Preferred Units.

(C)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a class together with holders of any other Series C Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series C Parity Securities (including any additional Series C Preferred Units) if the cumulative distributions payable on Outstanding Series C Preferred Units (or any Series C Parity Securities, if the holders of such Series C Parity Securities vote as a class together with the Series C Holders pursuant to this Section 5.13(b)(iii)(C)) are in Arrears or (y) create or issue any Series C Senior Securities.

(D)    For any matter described in this Section 5.13(b)(iii) in which the Series C Holders are entitled to vote as a class (whether separately or together with the holders of any Series C Parity Securities), such Series C Holders shall be entitled to one vote per Series C Preferred Unit. Any Series C Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E)    Notwithstanding Sections 5.13(b)(iii)(B) and 5.13(b)(iii)(C), no vote of the Series C Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series C Preferred Units at the time Outstanding.

(iv)    Optional Redemption; Series C Rating Event.

(A)    The Partnership shall have the right (1) at any time, and from time to time, on or after May 15, 2023 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series C Rating Event, in each case, to redeem the Series C Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.13(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series C Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series C Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.13(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.13(b)(iv)(A)), of the Series C Liquidation Preference for such Series C Preferred Unit on such Series C Redemption Date plus an amount equal to all unpaid Series C Distributions thereon from the Series C Original Issue Date to, but excluding, the Series C Redemption Date (whether or not such distributions shall have been declared) (the “Series C Redemption Price”). So long as the Series C Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series C Redemption Price shall be paid by the Paying Agent to the Depositary on the Series C Redemption Date.

(B)    The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series C Redemption Date to the Series C Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series C Preferred Units to be redeemed as such Series C Holders’ names appear on the books of the Transfer Agent and at the address of such Series C Holders shown therein. Such notice (the “Series C Redemption Notice”) shall state, as applicable: (1) the Series C Redemption Date, (2) the number of Series C Preferred Units to be redeemed and, if less than all Outstanding Series C Preferred Units are to be redeemed, the number (and in the case of Series C Preferred Units in certificated form, the identification) of Series C Preferred Units to be redeemed from such Series C Holder, (3) the Series C Redemption Price, (4) the place where any Series C Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series C Redemption Price therefor (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series C Preferred Units to be redeemed shall cease to accumulate from and after such Series C Redemption Date.

(C)    If the Partnership elects to redeem less than all of the Outstanding Series C Preferred Units, the number of Series C Preferred Units to be redeemed shall be determined by the General Partner, and such Series C Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series C Preferred Units. The aggregate Series C Redemption Price for any such partial redemption of the Outstanding Series C Preferred Units shall be allocated correspondingly among the redeemed Series C Preferred Units. The Series C Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.13.

(D)    If the Partnership gives or causes to be given a Series C Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Units as to which such Series C Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series C Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series C Redemption Price to each Series C Holder whose Series C Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series C Redemption Notice. If a Series C Redemption Notice shall have been given, from and after the Series C Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series C Redemption Notice, all Series C Distributions on such Series C Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series C Preferred Units as Limited Partners with respect to such Series C Preferred Units to be redeemed shall cease, except the right to receive the Series C Redemption Price, and such Series C Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series C Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series C Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series C Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series C Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series C Redemption Notice, there shall be no redemption of any Series C Preferred Units called for redemption until funds sufficient to pay the full Series C Redemption Price of such Series C Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E)    Any Series C Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series C Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series C Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series C Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F)    Notwithstanding anything to the contrary in this Section 5.13, in the event that full cumulative distributions on the Series C Preferred Units and any Series C Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Units or Series C Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series C Holders and holders of any Series C Parity Securities. Subject to Section 4.9, so long as any Series C Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series C Junior Securities unless full cumulative distributions on the Series C Preferred Units and any Series C Parity Securities for all prior and the then-ending Series C Distribution Periods, with respect to the Series C Preferred Units, and all prior and then ending distribution periods, with respect to any such Series C Parity Securities, shall have been paid or declared and set aside for payment.

(v)    Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series C Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series C Senior Securities or Series C Parity Securities), (1) first, any accumulated and unpaid distributions on the Series C Preferred Units (regardless of whether previously declared) and (2) then, any positive value in each such holder’s Capital Account in respect of such Series C Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Base Liquidation Preference of such Series C Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series C Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit is equal to the Series C Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series C Parity Securities (including pursuant to Sections 5.11(b)(v) and 5.12(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units and such Series C Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit and such Series C Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Base Liquidation Preference of such Series C Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series C Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series C Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series C Parity Securities (including pursuant to Sections 5.11(b)(v) and 5.12(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series C Preferred Units and such Series C Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit and such Series C Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series C Preferred Units and any Series C Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series C Preferred Units shall become entitled to receive any distributions in respect of the Series C

Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series C Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series C Senior Securities or Series C Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series C Preferred Units.

(vi)    Rank. The Series C Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A)    senior to any Series C Junior Securities;

(B)    on a parity with any Series C Parity Securities;

(C)    junior to any other Series C Senior Securities; and

(D)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii)    No Sinking Fund. The Series C Preferred Units shall not have the benefit of any sinking fund.

(viii)    Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series C Holder as the true, lawful, and absolute owner of the applicable Series C Preferred Units for all purposes, and neither the General Partner, the Partnership, nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series C Preferred Units may be listed or admitted to trading, if any.

(ix)    Other Rights; Fiduciary Duties. The Series C Preferred Units and the Series C Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series C Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.14	Establishment of Series D Preferred Units

(a)    General. The Partnership designated and created a class of Partnership Securities to be designated as “7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series D Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.14. Each Series D Preferred Unit shall be identical in all respects to every other Series D Preferred Unit, except as to the respective dates from which the Series D Liquidation Preference shall increase or from which Series D Distributions may begin accruing, to the extent such dates may differ. The Series D Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series D Holder for conversion or, except as set forth in Section 5.14(b)(iv), redemption thereof at a particular date.

(b)    Rights of Series D Preferred Units. The Series D Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Series D Preferred Units.

(A)    The authorized number of Series D Preferred Units shall be unlimited. Series D Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B)    The Series D Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series D Holder shall be entitled to receive a definitive

Certificate evidencing its Series D Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series D Preferred Units and the General Partner shall have not selected a substitute Depositary within sixty (60) calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series D Preferred Units, payments and communications made by the Partnership to Series D Holders shall be made by making payments to, and communicating with, the Depositary.

(ii)    Distributions.

(A)    Distributions on each Outstanding Series D Preferred Unit shall be cumulative and shall accumulate at the applicable Series D Distribution Rate from and including the Series D Original Issue Date (or, for any subsequently issued and newly Outstanding Series D Preferred Units, from and including the Series D Distribution Payment Date immediately preceding the issue date of such Series D Preferred Units) until such time as the Partnership pays the Series D Distribution or redeems such Series D Preferred Unit in accordance with Section 5.14(b)(iv), whether or not such Series D Distributions shall have been declared. Series D Holders shall be entitled to receive Series D Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series D Distribution Rate per Series D Preferred Unit when, as, and, if declared by the General Partner. Series D Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.14(b)(ii), shall be paid, in Arrears, on each Series D Distribution Payment Date (other than the initial Series D Distribution, which shall be paid on November 15, 2018). Series D Distributions shall accumulate in each Series D Distribution Period from and including the preceding Series D Distribution Payment Date (other than the initial Series D Distribution Period, which shall commence on and include the Series D Original Issue Date), to, but excluding, the next Series D Distribution Payment Date for such Series D Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series D Distributions at the Series D Distribution Rate. If any Series D Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series D Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series D Fixed Rate Period, Series D Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series D Floating Rate Period, Series D Distributions shall be computed by multiplying the Series D Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series D Distribution Period (determined by including the first day of such Series D Distribution Period and excluding the last day, which is the Series D Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series D Liquidation Preference of all Outstanding Series D Preferred Units. All Series D Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.14(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series D Distribution Period shall be for the account of the holders of Series D Preferred Units as of the applicable Series D Distribution Record Date.

(B)    Not later than 5:00 p.m., New York City time, on each Series D Distribution Payment Date, the Partnership shall pay those Series D Distributions, if any, that shall have been declared by the General Partner to Series D Holders on the Record Date for the applicable Series D Distribution. The Record Date (the “Series D Distribution Record Date”) for the payment of any Series D Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series D Distribution Payment Date, except that in the case of payments of Series D Distributions in Arrears, the Series D Distribution Record Date with respect to a Series D Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.14. So long as any Series D Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series D Junior Securities (other than a distribution payable solely in Series D Junior Securities) unless full cumulative Series D Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series D Preferred Units (and distributions on any other Series D Parity Securities) through the most recent respective Series D Distribution Payment Date (and distribution payment date with respect to such Series D Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.14(b)(ii)(B), if a distribution period with respect to a class of Series D Junior Securities or Series D

Parity Securities is shorter than the Series D Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series D Junior Securities or Series D Parity Securities, so long as, at the time of declaration of such distribution, (1) there are no Series D Distributions in Arrears, and (2) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series D Preferred Units on the next successive Series D Distribution Payment Date. Accumulated Series D Distributions in Arrears for any past Series D Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series D Distribution Payment Date, to Series D Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series D Distributions in Arrears on all Outstanding Series D Preferred Units and all accumulated distributions in arrears on any Series D Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series D Preferred Units and accumulated distributions in arrears on any such Series D Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series D Preferred Units and any other Series D Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series D Preferred Units and any such other Series D Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series D Preferred Units and such other Series D Parity Securities at such time. Subject to Sections 12.4 and 5.14(b)(v), Series D Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series D Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series D Distributions as described in Section 5.14(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series D Preferred Units. So long as the Series D Preferred Units are held of record by the Depositary or its nominee, declared Series D Distributions shall be paid to the Depositary in same-day funds on each Series D Distribution Payment Date or other distribution payment date in the case of payments for Series D Distributions in Arrears.

(C)    The Series D Distribution Rate for each Series D Distribution Period in the Series D Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series D Distribution Period. The Calculation Agent then will add the spread of 4.738% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(A)    If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.

(B)    If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(C)    Unless otherwise determined by the General Partner, Series D Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series D Distribution is made.

(iii)    Voting Rights.

(A)    Notwithstanding anything to the contrary in this Agreement, the Series D Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.14(b)(iii) or as otherwise required by the Delaware Act.

(B)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series D Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series D Preferred Units; provided, however, that (1) subject to Section 5.14(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.14(b)(iii)(B) and (2) for purposes of this Section 5.14(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series D Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series D Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series D Preferred Units.

(C)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series D Preferred Units, voting as a class together with holders of any other Series D Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series D Parity Securities (including any additional Series D Preferred Units) if the cumulative distributions payable on Outstanding Series D Preferred Units (or any Series D Parity Securities, if the holders of such Series D Parity Securities vote as a class together with the Series D Holders pursuant to this Section 5.14(b)(iii)(C)) are in Arrears or (y) create or issue any Series D Senior Securities.

(D)    For any matter described in this Section 5.14(b)(iii) in which the Series D Holders are entitled to vote as a class (whether separately or together with the holders of any Series D Parity Securities), such Series D Holders shall be entitled to one vote per Series D Preferred Unit. Any Series D Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E)    Notwithstanding Sections 5.14(b)(iii)(B) and 5.14(b)(iii)(C), no vote of the Series D Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series D Preferred Units at the time Outstanding.

(iv)    Optional Redemption; Series D Rating Event.

(A)    The Partnership shall have the right (1) at any time, and from time to time, on or after August 15, 2023 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series D Rating Event, in each case, to redeem the Series D Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.14(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series D Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series D Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.14(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.14(b)(iv)(A)), of the Series D Liquidation Preference for such Series D Preferred Unit on such Series D Redemption Date plus an amount equal to all unpaid Series D Distributions thereon from the Series D Original Issue Date to, but excluding, the Series D Redemption Date (whether or not such distributions shall have been declared) (the “Series D Redemption Price”). So long as the Series D Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series D Redemption Price shall be paid by the Paying Agent to the Depositary on the Series D Redemption Date.

(B)    The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series D Redemption Date to the Series D Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series D Preferred Units to be redeemed as such Series D Holders’ names appear on the books of the Transfer Agent and at the address of such Series D Holders shown therein. Such notice (the “Series D Redemption Notice”) shall state, as applicable: (1) the Series D Redemption Date, (2) the number of Series D Preferred Units to be redeemed and, if less than all Outstanding Series D Preferred Units are to be redeemed, the number (and in the case of Series D Preferred Units in certificated form, the identification) of Series D Preferred Units to be redeemed from such Series D Holder, (3) the Series D Redemption Price, (4) the place where any Series D Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series D Redemption Price therefor (which shall occur automatically if the Certificate representing such Series D Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series D Preferred Units to be redeemed shall cease to accumulate from and after such Series D Redemption Date.

(C)    If the Partnership elects to redeem less than all of the Outstanding Series D Preferred Units, the number of Series D Preferred Units to be redeemed shall be determined by the General Partner, and such Series D Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series D Preferred Units. The aggregate Series D Redemption Price for any such partial redemption of the Outstanding Series D Preferred Units shall be allocated correspondingly among the redeemed Series D Preferred Units. The Series D Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.14.

(D)    If the Partnership gives or causes to be given a Series D Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series D Preferred Units as to which such Series D Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series D Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series D Redemption Price to each Series D Holder whose Series D Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series D Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series D Redemption Notice. If a Series D Redemption Notice shall have been given, from and after the Series D Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series D Redemption Notice, all Series D Distributions on such Series D Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series D Preferred Units as Limited Partners with respect to such Series D Preferred Units to be redeemed shall cease, except the right to receive the Series D Redemption Price, and such Series D Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series D Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series D Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series D Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series D Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series D Redemption Notice, there shall be no redemption of any Series D Preferred Units called for redemption until funds sufficient to pay the full Series D Redemption Price of such Series D Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E)    Any Series D Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series D Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series D Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series D Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series D Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F)    Notwithstanding anything to the contrary in this Section 5.14, in the event that full cumulative distributions on the Series D Preferred Units and any Series D Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series D Preferred Units or Series D Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series D Holders and holders of any Series D Parity Securities. Subject to Section 4.9, so long as any Series D Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series D Junior Securities unless full cumulative distributions on the Series D Preferred Units and any Series D Parity Securities for all prior and the then-ending Series D Distribution Periods, with respect to the Series D Preferred Units, and all prior and then ending distribution periods, with respect to any such Series D Parity Securities, shall have been paid or declared and set aside for payment.

(v)    Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series D Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series D Senior Securities or Series D Parity Securities), (A) first, any accumulated and unpaid distributions on the Series D Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series D Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Base Liquidation Preference of such Series D Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series D Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit is equal to the Series D Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series D Parity Securities (including pursuant to Sections 5.11(b)(v), 5.12(b)(v) and 5.13(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series D Preferred Units and such Series D Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit and such Series D Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Base Liquidation Preference of such Series D Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series D Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series D Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series D Parity Securities (including pursuant to Sections 5.11(b)(v), 5.12(b)(v) and 5.13(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series D Preferred Units and such Series D Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit and such Series D Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series D Preferred Units and any Series D Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series D Preferred Units shall become entitled to receive any distributions in respect of the Series D Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series D Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series D Senior Securities or Series D Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series D Preferred Units.

(vi)    Rank. The Series D Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A)    senior to any Series D Junior Securities;

(B)    on a parity with any Series D Parity Securities;

(C)    junior to any other Series D Senior Securities; and

(D)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii)    No Sinking Fund. The Series D Preferred Units shall not have the benefit of any sinking fund.

(viii)    Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series D Holder as the true, lawful, and absolute owner of the applicable Series D Preferred Units for all purposes, and neither the General Partner, the Partnership, nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series D Preferred Units may be listed or admitted to trading, if any.

(ix)    Other Rights; Fiduciary Duties. The Series D Preferred Units and the Series D Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series D Holders, other than the implied contractual covenant of good faith and fair dealing.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1	Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i)    First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years;

(ii)    Second, to all Series A Holders, Series B Holders, Series C Holders and Series D Holders, in proportion to, and to the extent of the Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders and Series D Holders pursuant to Section 6.1(b)(iii) for all previous taxable years, until the aggregate amount of Net Income allocated to such Series A Holders, Series B Holders, Series C Holders and Series D Holders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable years is equal to the aggregate amount of Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders and Series D

Holders pursuant to Section 6.1(b)(iii) for all previous taxable years; provided that in no event shall Net Income be allocated to any such Series A Holders, Series B Holders, Series C Holders and Series D Holders to cause its Capital Account in respect of a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit or a Series D Preferred Unit to exceed the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference or the Series D Base Liquidation Preference in respect of such Series A Preferred Units, Series B Preferred Units, Series C Preferred Units or Series D Preferred Units;

(iii)    Third, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders and Series D Holders), in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iv)    Fourth, the balance, if any, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders and Series D Holders) in accordance with their respective Percentage Interests.

For purposes of allocating Net Income pursuant to this Section 6.1(a), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Income pursuant to this Section 6.1(a).

(b)    Net Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Losses for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable year shall be allocated as follows:

(i)    First, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders and Series D Holders), in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iv) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)    Second, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders and Series D Holders) in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account). For purposes of allocating Net Losses pursuant to this Section 6.1(b), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Losses pursuant to this Section 6.1(b);

(iii)    Third, to all Series A Holders, Series B Holders, Series C Holders and Series D Holders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit and Series D Preferred Unit then Outstanding has been reduced to zero; and

(iv)    Fourth, the balance, if any, 100% to the General Partner.

(c)    Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable year shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions pursuant to Section 6.3; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)    If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)) such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A)    First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B)    Second, to all Series A Holders, Series B Holders, Series C Holders and Series D Holders, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit and Series D Preferred Unit equals the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference or the Series D Base Liquidation Preference; and

(C)    Third, to all Unitholders (other than Series A Holders, Series B Holders, Series C Holders and Series D Holders), Pro Rata.

For purposes of allocating Net Termination Gain pursuant to this Section 6.1(c)(i), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Termination Gain pursuant to this Section 6.1(c)(i).

(ii)    If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A)    First, to all Unitholders (other than Series A Holders, Series B Holders, Series C Holders and Series D Holders) in accordance with their Percentage Interests until the Capital Account in respect of each Unit then Outstanding has been reduced to zero;

(B)    Second, to all Series A Holders, Series B Holders, Series C Holders and Series D Holders, in proportion to their Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit or Series D Preferred Unit then Outstanding has been reduced to zero; and

(C)    Third, the balance, if any, 100% to the General Partner.

For purposes of allocating Net Termination Loss pursuant to this Section 6.1(c)(ii), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Termination Loss pursuant to this Section 6.1(c)(ii).

(d)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section l.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704¬2(i)(4) and shall be interpreted consistently therewith.

(iii)    Priority Allocations.

(A)    All or any portion of the items of Partnership gross income or gain for the taxable year, if any, shall be allocated to the holders of Class E Units, Pro Rata, until the aggregate amount of such items allocated to the holders of the Class E Units pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years ending on or after January 1, 2013 is equal to the cumulative amount of all distributions made to the holders of Class E Units pursuant to Section 6.3(e) from January 1, 2013 to a date 45 days after the end of the current taxable year.

(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

(v)    Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions, for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

(x)    Curative Allocation.

(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xi)    Class E and ETP Holdco Allocations

(A)    The Class E Units shall not be entitled to receive any allocation of any ETP Holdco Items, and such ETP Holdco Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Class E Units, Class G Units or Class K Units remain Outstanding) shall instead be specifically allocated to the Unitholders (other than the holders of Class E Units, Class G Units or Class K Units) Pro Rata.

(B)    For the purposes of effectuating the intent of Section 6.1(a)(iii), Section 6.1(c), and Section 6.1(d)(xi), the General Partner may make special allocations of items of Partnership gross income, gain, loss or deductions among the Unitholders as it deems reasonable.

(xii)    Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.4(d)(i), immediately after the conversion of a Limited Partner Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a Noncompensatory Option, the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) will be allocated to each Partner holding Conversion Units in proportion to and to the extent of the amount necessary to cause the Capital Account of each such Conversion Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit. Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(c) and Section 6.1(d).

(xiii)    Series A Preferred Unit Issuance Premium Allocation. Income of the Partnership attributable to the issuance by the Partnership of a Series A Preferred Unit for an amount in excess of the Series A Liquidation Preference shall be allocated to the Unitholders (other than Series A Holders) in accordance with their respective Percentage Interests.

(xiv)    Series B Preferred Unit Issuance Premium Allocation. Income of the Partnership attributable to the issuance by the Partnership of a Series B Preferred Unit for an amount in excess of the Series B Liquidation Preference shall be allocated to the Unitholders (other than Series B Holders) in accordance with their respective Percentage Interests.

(xv)    Series C Preferred Unit Issuance Premium Allocation. Income of the Partnership attributable to the issuance by the Partnership of a Series C Preferred Unit for an amount in excess of the Series C Liquidation Preference shall be allocated to the Unitholders (other than Series C Holders) in accordance with their respective Percentage Interests.

(xvi)    Series D Preferred Unit Issuance Premium Allocation. Income of the Partnership attributable to the issuance by the Partnership of a Series D Preferred Unit for an amount in excess of the Series D Liquidation Preference shall be allocated to the Unitholders (other than Series D Holders) in accordance with their respective Percentage Interests.

Section 6.2	Allocations for Tax Purposes.

(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)    (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners hi the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii)    (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.4(d) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii)    The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(iv)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(c)    For the proper administration of the Partnership and for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of Section 197 of the Code. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units.

(e)    In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)    Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)    Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All Available Cash shall be distributed to all Unitholders, Pro Rata, except as otherwise required by Section 5.10(b)(iii), Section 5.11(b)(ii), Section 5.12(b)(ii), Section 5.13(b)(ii), Section 5.14(b)(ii) or Section 5.5(b) in respect of additional Partnership Securities issued pursuant thereto. For the avoidance of doubt, the General Partner Interest will not be entitled to any distributions made pursuant to this Article VI. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b)    In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)    The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise

(e)    Distributions to Class E Unitholders shall be made as follows:

(i)    For each taxable year, no portion of any Partnership cash distributions that are ETP Holdco Distributions shall be distributed to the Class E Units.

(ii)    The Class E Units shall be entitled to receive the Class E Percentage of the portion of any Partnership distributions (other than ETP Holdco Distributions) to be made to the Unitholders pursuant to this Article VI and the remaining portion of the Available Cash to be distributed shall be made to the Unitholders (other than the holders of Class E or Class G Units) in proportion to their relative Percentage Interests; provided, that the aggregate Partnership distributions made pursuant to this Article VI to each Class E Unit in respect of each fiscal year shall not exceed $1.41 (which may, at the General Partner’s discretion, be split equally among the four Quarters of each fiscal year).

Section 6.4	Application of Section 6.1 and Section 6.2.

With respect to the portion of the taxable year through the effective time of the ETP-ETE Merger and any prior taxable years, each item of Partnership income, gain, loss and deduction shall be allocated among the Partners in accordance with Section 6.1 and Section 6.2 of the Previous Agreement. Thereafter, each item of Partnership income, gain, loss and deduction shall be allocated among the Partners in accordance with Section 6.1 and Section 6.2 of this Agreement.

Section 6.5	Special Provisions Relating to Series A Holders.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.11(b)(iii) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Section 5.11(b)(ii).

Section 6.6	Special Provisions Relating to Series B Holders.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.12(b)(iii) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Section 5.12(b)(ii).

Section 6.7	Special Provisions Relating to Series C Holders.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series C Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.13(b)(iii) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Section 5.13(b)(ii).

Section 6.8	Special Provisions Relating to Series D Holders.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series D Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.14(b)(iii) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Section 5.14(b)(ii).

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1	Management.

(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)    the distribution of Partnership cash;

(vii)    the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)    the maintenance of insurance for the benefit of the Partnership Group and the Partners;

(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law; the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xii)    the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiii)    the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xiv)    the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)    Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Pipelines and Terminals Storage and Throughput Agreement, the Indenture and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2	Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3	Restrictions on the General Partner’s Authority.

(a)    The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.

(b)    Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4	Reimbursement of the General Partner.

(a)    Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)    The General Partner, and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5	Outside Activities.

(a)    After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) except to the extent permitted in the Omnibus Agreement, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt or equity securities in any Group Member, (C) the operation, maintenance and administration of the Retained Assets and the businesses conducted by or related to them or (D) any loan permitted by Section 7.6 and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its Affiliates not to, engage in any Restricted Activities. Nothing contained in this Section 7.5(a) shall restrict the General Partner’s ability to sell, assign, gift, pledge, encumber, hypothecate, mortgage, exchange or any otherwise dispose of its Units by law or otherwise pursuant to, and in accordance with the terms and conditions set forth in Article IV of this Agreement.

(b)    Sunoco, Inc. and certain of its Affiliates have entered into the Omnibus Agreement with the General Partner, the Partnership and the Operating Partnership, which agreement sets forth certain restrictions on the ability of Sunoco, Inc. and its Affiliates to engage in Restricted Activities.

(c)    Except as specifically restricted by Section 7.5(a) and the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(d)    Subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement, the General Partner and the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership.

(e)    The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them.

(f)    The term “Affiliates” when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

(g)    Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)    The General Partner or any of its Affiliates may lend to any Group Member and any Group Member may lend to the General Partner or any of its Affiliates, and any Group Member may borrow from the General Partner or any of its Affiliates and the General Partner or any of its Affiliates may borrow from any Group Member, funds needed or desired by the Group Member, the General Partner or any of its Affiliates, as applicable, for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case, when a Group Member is the borrowing party, the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), and when a Group Member is the lending party, the lending party may not charge the borrowing party interest at a rate lower than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner; provided further, however, that no Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member) if, at such time, the Partnership would not then be permitted pursuant to the terms of this Agreement to distribute an amount in cash equivalent to the principal amount of such loan to Partners other than Series A Holders, Series B Holders, Series C Holders and Series D Holders without also distributing cash amounts to the Series A Holders, Series B Holders, Series C Holders and Series D Holders. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

(c)    No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.

Section 7.7	Indemnification.

(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement or the Repurchase Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interests of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8	Liability of Indemnitees.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9	Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii)approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

(b)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliate causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee, and the General Partner, or such Affiliates causing it to do so, and shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity.

(d)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e)    Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee and the provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10	Other Matters Concerning the General Partner.

(a)    The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11	Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except (a) Partnership Securities held by Group Members that are not disregarded entities for U.S. federal income tax purposes shall be considered Outstanding for all purposes except that they shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement and (b) as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12	Registration Rights of the General Partner and its Affiliates.

(a)    If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a). In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (iii) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (iv) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)    If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d)    The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e)    Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13	Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2	Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3	Reports.

(a)    As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)    As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1	Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2	Tax Elections.

(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b)    The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3	Tax Controversies.

Subject to the provisions hereof and for Partnership taxable years beginning before or on December 31, 2017, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General

Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.

With respect to Partnership taxable years beginning after December 31, 2017, the General Partner will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”). The Partnership Representative shall have the authority to designate from time to time a “Designated Individual” to act on behalf of the Partnership Representative, and such Designated Individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1. The Partnership Representative, or the Designated Individual, as applicable, shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partnership Representative or the Designated Individual, as applicable, shall exercise in its sole discretion, any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Any reasonable, documented cost or expense that the Partnership Representative or the Designated Individual, as applicable, incurs in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership. Neither the Partnership Representative nor the Designated Individual shall be liable to the Partnership for acts or omissions taken or suffered by it in its capacity as either Partnership Representative or Designated Individual, as the case may be, in good faith; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.

The General Partner shall amend the provisions of this Agreement as appropriate in accordance with Article XIII to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.

Section 9.4	Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and the other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1	Initial Limited Partners.

The General Partner and the Underwriters became the Initial Limited Partners in connection with the Initial Offering.

Section 10.2	Admission of Substituted Limited Partners.

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a completed and duly executed Transfer Application has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3	Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4	Admission of Additional Limited Partners.

(a)    A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:

(i)    evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

(ii)    such other documents or instruments as may be required by the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b)    Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

(c)    Each Person receiving Common Units pursuant to the ETP-ETE Merger Agreement is hereby admitted as a limited partner of the Partnership.

Section 10.5	Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1	Withdrawal of the General Partner.

(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)    The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii)    The General Partner is removed pursuant to Section 11.2;

(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)    (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iii) at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2	Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3	Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1	Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)    the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2	Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)    the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII; and

(ii)    all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (A) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (B) neither the Partnership, the reconstituted limited partnership nor any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3	Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4	Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy the Series A Liquidation Preference provided for under Section 5.11(b)(v), the Series B Liquidation Preference provided for under Section 5.12(b)(v), the Series C Liquidation Preference provided for under Section 5.13(b)(v) and the Series D Liquidation Preference provided for under Section 5.14(b)(v) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5	Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6	Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7	Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8	Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1	Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)    a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Series A Distributions, Series B Distributions, Series C Distributions and Series D Distributions) are to be made by the Partnership;

(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5;

(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k)    a merger or conveyance pursuant to Section 14.3(d); or

(l)    any other amendments substantially similar to the foregoing.

Section 13.2	Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to propose an amendment, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3	Amendment Requirements.

(a)    Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)    Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

(c)    Except as provided in Section 14.3 and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4	Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5	Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6	Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7	Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8	Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9	Quorum and Voting.

The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10	Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11	Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12	Right to Vote and Related Matters.

(a)    Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)    With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c)    Notwithstanding any provision contained herein to the contrary, the Class E Units shall not have any voting rights except to the extent that the Delaware Act gives the Class E Units a vote as a class on any matter. With respect to any matter on which the Class E Units are entitled a vote, each Class E Unit will be entitled to one vote on such matter.

ARTICLE XIV

MERGER

Section 14.1	Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2	Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation.

If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a)    the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)    the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c)    the terms and conditions of the proposed merger or consolidation;

(d)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3	Approval by Limited Partners of Merger or Consolidation.

(a)    Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)    Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)    Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

Section 14.4	Certificate of Merger.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5	Effect of Merger.

(a)    At the effective time of the certificate of merger:

(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)    A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1	Right to Acquire Limited Partner Interests.

(a)    Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (i) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (ii) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (A) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (B) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (C) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI, and XII).

(c)    At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1	Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2	Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4	Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5	Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6	Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7	Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8	Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9	Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10	Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	ENERGY TRANSFER PARTNERS, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	ENERGY TRANSFER PARTNERS, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

SIGNATURE PAGE TO

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A

to the Fifth Amended and

Restated Agreement of Limited Partnership of

Energy Transfer Operating, L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Energy Transfer Operating, L.P.

No.	Common Units

In accordance with Section 4.1 of the Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Energy Transfer Operating, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Energy Transfer Operating, L.P.

Countersigned and Registered by:	By:	ENERGY TRANSFER PARTNERS GP, L.P., its general partner

as Transfer Agent and Registrar	By:
Name:
By:
Authorized Signature	By:
Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM – as tenants in common

TEN ENT – as tenants by the entireties	UNIF GIFT/TRANSFERS MIN ACT
Custodian
(Cust) (Minor)

JT TEN – as joint tenants with right of survivorship under Uniform Gifts/Transfers to CD Minors Act (State) and not as tenants in common

Additional abbreviations, though not in the above list, may also be used.

FOR VALUE RECEIVED, (Please print or typewrite name and address of Assignee)	hereby assigns, conveys, sells and transfers unto (Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Energy Transfer Operating, L.P.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED	Signature
Signature

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation

☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity

☐ Foreign Corporation	☐ Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.	Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is .

B.	Partnership, Corporation or Other Interestholder

1.	is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is .

3.	The interestholder’s office address and place of incorporation (if applicable) is .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

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